NEWS RELEASE

CONTACT:
CONMED Corporation
Todd Garner
Chief Financial Officer
ToddGarner@conmed.com

CONMED Corporation Adds Kim Kelderman to its Board of Directors

Largo, Fla. – September 9, 2025 – CONMED Corporation (NYSE: CNMD) today announced that Kim Kelderman will be joining its Board of Directors effective September 8, 2025.

“My fellow directors and I are delighted to welcome Kim to the board,” said LaVerne Council, Chair of CONMED’s Board of Directors. “Kim brings extensive global leadership experience across life sciences businesses, with a strong track record in innovation and strategy. Kim’s skills and insights will be valuable additions to the board.”

“Kim is an excellent addition to the board.” said Patrick Beyer, President and Chief Executive Officer of CONMED. “We are excited to benefit from his extensive experience and valuable perspective as we pursue our long-term vision and deliver value across our stakeholder community.”

Mr. Kelderman has been President, Chief Executive Officer, and member of the Board of Bio-Techne (NASDAQ: TECH) since February 2024, having joined Bio-Techne in April 2018, as President, Diagnostics and Genomics, and having served as Chief Operating Officer from November 2023 to January 2024. Prior to Bio-Techne, Mr. Kelderman was employed at Thermo Fisher Scientific where he led three different businesses of increasing scale and complexity. Mr. Kelderman managed the Platforms and Content of the Genetic Sciences Division, where he was responsible for the Instrumentation, Software, Consumables and Assays businesses, and brands such as Applied Biosystems and legacy Affymetrix. Before joining Thermo Fisher, Mr. Kelderman served as Senior Segment Leader at Becton Dickinson, managing the global Blood Tubes "Vacutainer" business. Mr. Kelderman holds a Bachelor of Science degree from Hogeschool Heerlen of Applied Sciences in the Netherlands.

About CONMED Corporation

CONMED is a medical technology company that provides devices and equipment for surgical procedures. The Company’s products are used by surgeons and other healthcare professionals in a variety of specialties including orthopedics, general surgery, gynecology, thoracic surgery, and gastroenterology. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to the risk factors discussed in the Company's Annual Report on Form 10-K for the full year ended December 31, 2024, listed under the heading Forward-Looking Statements in the Company’s most recently filed Form 10-Q and other risks and uncertainties, which may be detailed from time to time in reports filed by CONMED with the SEC. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.